EXHIBIT 3.21

AMENDED CERTIFICATE  OF DESIGNATION
OF
OPTIONS MEDIA GROUP HOLDINGS, INC.

(CONTINUED)

A.            Series H Preferred Stock.

1.           Designation; Ranking. A series of preferred stock is hereby designated as Series H Preferred Stock (the "Series H Preferred Stock").

2.           Number. The number of shares constituting Series H Preferred Stock is fixed at 1,500 shares, par value $.001 per share, and such amount may not be increased or decreased, except with the written consent of the holders of at least a majority of the issued and outstanding Series H Preferred Stock.

3.           Liquidation Preference. Upon the occurrence of a Liquidation Event (as defined below in Section A.5(b)), the holders of Series H Preferred Stock shall be entitled to be paid out of the assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets"), after any amount that shall be paid or distributed to the holders of the Series A Preferred Stock, but before any amount shall be paid or distributed to the holders of the Corporation's Common Stock, par value $.001 per share ("Common Stock") or the holders of any other series or class of stock of the Corporation, an amount per share equal to $ 100.00, as such price shall be proportionately adjusted for stock splits, subdivisions, combinations and similar transactions effecting the Series H Preferred Stock (the "Series H Preferred Stock Original Issue Price"). If upon any Liquidation Event, the Available Funds and Assets to be distributed to the holders of the Series H Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described herein, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series H Preferred Stock pro rata according to the number of outstanding shares of Series H Preferred Stock held by each holder thereof.

4.          Voting.

(a)       General. Subject to the other provisions of this Certificate of Designation, each holder of Series H Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series H Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)      Number of Votes. Each holder of shares of Series H Preferred Stock shall be entitled to vote those shares of Common Stock that would be receivable upon the conversion of such holder's Series H Preferred Stock at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c)       Required. At any time when shares of Series H Preferred Stock are outstanding, in addition to any other vote required by law or the Corporation's Articles of Incorporation, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, change the rights or preferences of the Series H Preferred Stock or increase the authorized number of shares of Series H Preferred Stock.

5.           Conversion. The holders of the Series H Preferred Stock shall have, and be subject to, the following conversion rights:

(a)       Conversion. Provided that a Liquidation Event (as hereinafter defined) has not occurred, each share of the Series H Preferred Stock shall be automatically converted into number of shares of Common Stock as provided in Section A.5(d) immediately upon the filing with the Secretary of State of Nevada of the Coiporation's Articles of Amendment of the Corporation's Articles of Incorporation to increase its total number of authorized shares of Common Stock to at least 2,500,000,000 shares (the "Filing Date").

(b)      Liquidation Event. "Liquidation Event" shall mean (i) the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or (ii) (A) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "Combination Transaction") in which the Corporation is a constituent party, or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation. An "Acquiring Stockholder" means a stockholder or stockholders of the corporation that (1) merges or combines with the Corporation in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

(c)       Conversion Time. The "Conversion Time" with respect to a Liquidation Event shall mean immediately prior to the occurrence of the Liquidation Event (which for purposes of a Liquidation Event described in Section A.5(b)(ii) hereof shall mean immediately prior to the closing of such Liquidation Event), in which event the person(s) entitled to receive Common Stock of the Corporation upon conversion of the Series H Preferred Stock shall not be deemed to have converted such Series H Preferred Stock until immediately prior to the occurrence of the Liquidation Event. The "Conversion Time" with respect to a conversion pursuant to Section A.5(a) shall be the date the Series H Common Stock Certificate is delivered to the holder of Series H Preferred Stock following the Filing Date as described in Section A.5(j), but in no event later than one hundred and eighty (180) days after the issue date of the Series H Preferred Stock to holder.

(d)      Conversion Formula. At the Conversion Time, each share of Series H Preferred Stock subject to conversion shall be convertible into the number of shares of Common Stock which results from dividing the Series H Preferred Stock Original Issue Price by the conversion price for the Series H Preferred Stock that is in effect at the time of conversion (the "Series H Preferred Stock Conversion Price"). The Series H Stock Conversion Price shall be subject to adjustment pursuant to Section A.6 from time to time. Following each adjustment, such adjusted Series H Preferred Stock Conversion Price shall remain in effect until a further adjustment hereunder. The initial Series H Preferred Stock Conversion price shall be $.005.

(e)       Reservation of Stock Issuable Upon Conversion. As of the date hereof, there are not enough authorized, but unissued shares of Common Stock available and reserved for the purpose of effectuating the conversion of the Series H Preferred Stock. The Corporation shall at all times following the Filing Date reserve and keep available out of its authorized, but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series H Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series H Preferred Stock; and if at any time the number of authorized, but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series H Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Articles of Incorporation of effectuating the conversion of the Series H Preferred Stock.

(f)       Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series H Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall issue to the holder one full additional share.

(g)      No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series H Preferred Stock against impairment.

(h)      Mechanics of Conversion. Upon the conversion of the Series H Preferred Stock into Common Stock and delivery of the Series H Common Stock Certificate pursuant to Section A.5(j), the stock certificates representing the Series H Preferred Stock shall be deemed null and void and of no further force.

(i)        Taxes Upon Conversion. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series H Preferred Stock pursuant to this Section A.5. The Corporation shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series H Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

(j)        Delivery of Common Stock Certificates. As soon as practicable after the conversion of the Series H Preferred Stock in full or in part by a holder of Series H Preferred Stock, the Corporation at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of Series H Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates (each, a "Series H Common Stock Certificate") for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion.

6.           Adjustments.

(a)       Adjustment Upon Common Stock Event. At any time or from time to time after the date on which the first share of Series H Preferred Stock was issued by the Corporation (the "Series H Preferred Stock Original Issue Date"), upon the happening of a Common Stock Event (as hereinafter defined), the Series H Preferred Stock Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series H Preferred Stock Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series H Preferred Stock Conversion Price. The Series H Preferred Stock Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (Hi) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)       Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Series H Preferred Stock Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series H Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series H Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.6 with respect to the rights of the holders of the Series H Preferred Stock or with respect to such other securities by their terms.

(c)       Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series H Preferred Stock Original Issue Date the Common Stock issuable upon the conversion of the Series H Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section A.6), then in any such event, but subject to Section A.5, each holder of Series H Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series H Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)      Reorganizations. Mergers and Consolidations. If at any time or from time to time after the Series H Preferred Stock Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.6) or a merger or consolidation of the Corporation with or into another corporation (except a Liquidation Event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series H Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series H Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation, hi any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.6 with respect to the rights of the holders of the Series H Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section A.6 (including adjustment of the Series H Preferred Stock Conversion Price then in effect and number of shares issuable upon conversion of the Series H Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section A.6 shall similarly apply to successive reorganizations, mergers and consolidations.

(e)       Certificate of Adjustment. In each case of an adjustment or readjustment of the Series H Preferred Stock Conversion Formula, the Corporation, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each registered holder of the Series H Preferred Stock at the holder's address as shown in the Corporation's books.

7.       Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series H Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three (3) days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.